Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-265430 and No. 333-193899), Form S-3/A (No. 333-231412) and Forms S-8 (333-251233, 333-152136, 333-140182, 333-183746 and 333-216098) of Evolution Petroleum Corporation (the “Company”), of our report dated September 14, 2022, relating to the consolidated financial statements of the Company which report expresses an unqualified opinion, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2022.

/s/ Moss Adams LLP

Houston, Texas

September 14, 2022